UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 16, 2023

ARAX HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Nevada	333-185928	99-0376721
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

1600 B Dash Point Rd, #1068 Federal Way, Washington		98023
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 850 254 1161

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

From February 1st through. May 10th of 2023, Arax Holdings Corp. (the “Company”) entered into a series of convertible notes with various private accredited investors (“Note Holders”), pursuant to which Note Holders entered into convertible promissory notes (the “Notes”) from the Company in the aggregate principal amount of $3,432,980, such principal and the interest thereon convertible into shares of the Company’s common stock at the option of the Note Holder. The Company intends to use the net proceeds ($3,432,980) from the Notes for general working capital purposes.

The maturity date of the Notes are 2 years from the issue date (the “Maturity Date”). The Notes shall bear interest at a rate of 10% per annum. The final payment of principal and interest shall be due on the Maturity Date. The note holder has the option to convert all or any amount of the principal face amount of the Note the note plus accrued interest into common stock of the company at a set price for the first 60 days from the issue date, following this date and for the remainder of the term of the note, the Note Holder has the option to convert all or any amount of the principal face amount of the Note plus accrued interest from time to time into common stock of the Company at a then applicable conversion price. The conversion price for the Note shall be equal to the Variable Conversion Price (as defined herein, subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” shall mean 80% multiplied by the Market Price (as defined herein, representing a discount rate of 20%). “Market Price” means the average of the lowest three (3) closing prices for the Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the Conversion Date. Notwithstanding the foregoing, the Note Holder shall be restricted from effecting a conversion if such conversion, along with other shares of the Company’s common stock beneficially owned by the Note Holder and its affiliates, exceeds 4.99% of the outstanding shares of the Company’s common stock. The Note may be prepaid by the Company pursuant to the terms of the Purchase Agreement.

The Note contains certain events of default, as well as certain customary events of default, including, among others, breach of covenants, representations or warranties, insolvency, bankruptcy, liquidation and failure by the Company to pay the principal and interest due under the Note. Upon the occurrence and during the continuation of default, Company shall be obligated for further payments/interest to the Note Holder which shall be dependent on the nature of the default.

The Note was issued, and any shares to be issued pursuant to any conversion of the Note shall be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The foregoing description of the Note does not purport to be complete and is qualified in their entirety by reference to the full text of the Note, which are filed as Exhibit 4.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibits:

Exhibit No.	Description
4.1*	10% Promissory Note, issued by the Company to the Note Holders

 * Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Arax Holdings Corp.

By:	/s/ Christopher D. Strachan
Christopher D. Strachan Chief Financial Officer

Dated: May 16, 2023